 November 14, 2002

Mr. Stephen Kelly

Dear Stephen:

This letter sets forth the terms and conditions of your employment with Chordiant Software, Inc. (the "Company" or "Chordiant") as its President and Chief Executive Officer reporting directly to the Board of Directors (the "Board").  Upon execution by the parties, this letter agreement shall be deemed effective January 1, 2002.

1.         As President and CEO of Chordiant, you will perform the duties customarily associated with this position, and such duties as may be assigned to you by the Board.

2.         During the 2002 calendar year, your annual base salary will be $250,000, less standard deductions and withholdings, paid on the Company's regular payroll dates.  During the 2003 calendar year, your annual base salary will increase to $350,000, less standard deductions and withholdings, paid on the Company's regular payroll dates.

3.         You will receive a $350,000 bonus for the third calendar quarter of 2002, to be paid by the end of Q4 of 2002.    You will also be eligible to receive a $200,000 bonus for the fourth calendar quarter of 2002 if the Company achieves an earnings per share loss no greater than $.05.  If earned, this bonus will be paid by the end of the Q1 2003.

During the 2003 calendar year, you will be eligible for quarterly MBO bonuses of up to $50,000 per quarter based upon the Board's determination that you have achieved certain mutually agreeable objectives.  You will also be eligible for a bonus of up to 20% of your salary, to be paid at the end of the 2003 calendar year, at the discretion of the Board and based upon your achievement of annualized objectives to be established by the Board for your position.  As with all executives, receipt of MBO bonuses and year-end bonuses will be subject to the achievement of the Company's annual financial plan and both Company and individual management objectives.

4.         Any stock options or shares of restricted stock granted to you by the Company shall be subject to the terms and conditions specified in the applicable plan documents and stock option/restricted share agreements between you and the Company.

5.         You are also eligible for standard Company benefits, including paid vacation and medical and dental coverage, as well as the following non-standard benefits: a life insurance policy in the amount of $500,000 (with the premiums to be paid by the Company) and reimbursement for tax services up to $5,000 per year.  The Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

6.         You will be expected to continue to abide by the Company's policies and procedures, and to continue to comply with your Proprietary Information and Inventions Agreement.

7.         Either you or the Company may terminate your employment relationship at any time with or without cause or advance notice.  If the Company terminates your employment without cause at any time, then: (a) the Company will make severance payments to you in the form of continuation of your base salary in effect on the termination date for 12 months following the termination date, payable on the Company's ordinary payroll dates, subject to standard payroll deductions and withholdings; and (b) the vesting of your restricted shares and/or options will be accelerated so that you will immediately vest in 50% of the then unvested shares.  As a condition to receiving any of these severance benefits, you agree that you shall provide the Company with a full and effective release and waiver of any claims or rights against the Company or related parties in a form acceptable to the Company.

If you resign or your employment is terminated for cause, all compensation and benefits will cease immediately, and you will receive no further compensation or benefits from the Company, including (without limitation) the items listed in the preceding paragraph.  For purposes of this letter agreement, "cause" means: (a) conviction of any felony or crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against the Company; (c) willful breach of the Company's policies; (d) intentional damage to the Company's property; (e) material breach of this Agreement or your Proprietary Information and Inventions Agreement; or (f) conduct by you that, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve.  Physical or mental disability will not constitute cause.

8.         This letter, together with any applicable stock option agreements or restricted share agreements, your Proprietary Information and Inventions Agreement, your Indemnification Agreement, your Change in Control Agreement, and the Promissory Note, constitute the complete, final and exclusive embodiment of the entire agreement between you and Chordiant with respect to the terms and conditions of your employment.  In entering into this agreement, neither party is relying upon any promise or representation, written or oral, other than those expressly contained herein, and this Agreement supersedes any other such promises, representations or agreements.  It may not be amended or modified except in a written agreement signed by you and a duly authorized Company officer.  As required by law, this offer of employment is subject to proof of your right to work in the United States.

If you agree to the terms as described above, please sign below and return this letter to me.

                                                                        Very truly yours,

                                                                        /s/ Samuel T. Spadafora

                                                                        Sam Spadafora

                                                                        Chairman

Agreed and Accepted:

By:  _/s/ Stephen Kelly___________________________

        Stephen Kelly

Date:  November 14, 2002________________________